Exhibit 19.1
Insider Trading Policy

Purpose

Insider trading, tipping, and other misuse of material nonpublic information, each as defined below, as related to the Federal Home Loan Bank of San Francisco (“Bank”), other Federal Home Loan Banks (“FHLBank”), the Federal Home Loan Bank System (“FHLBank System”), or the Bank’s members, counterparties, vendors, or other entities with which the Bank conducts business can constitute violations of state and federal law, can destroy trust in the Bank and in the FHLBank System, and can damage the Bank’s and the FHLBank System’s business and reputation and the business and reputation of the Bank’s members, counterparties, and vendors.

As a result, the Bank is adopting this Insider Trading Policy (“Policy”) to insure compliance with applicable laws and to avoid even the appearance of improper conduct relating to insider trading, tipping, and the misappropriation of material nonpublic information. This Policy operates in tandem with the Bank’s Disclosure Policy applicable to all employees, the Confidentiality Statement applicable to the Bank’s directors, the Code of Conduct applicable to the Bank’s directors, the Conflicts of Interest Policy applicable to the Bank’s directors, the Social Media Policy applicable to the Bank’s directors, the Senior Officer Code of Conduct Policy applicable to the Bank’s senior officers, the confidentiality requirements in the Employee Handbook, the Social Media Policy applicable to all employees, and the Conflicts of Interest and Code of Conduct Policies applicable to all employees.

Directors, officers, employees, interns, contractors, and other personnel of the Bank may come into possession of material nonpublic information about the Bank, any other FHLBank, the FHLBank System, the Bank’s members, counterparties, vendors, or other entities with which the Bank conducts business while performing their duties. Directors (including member directors who are also directors, officers, or employees of members) and other Restricted Persons, as defined below, must maintain the confidentiality of such information, except when disclosure of such information is authorized by the Bank or a policy of the Bank, or is legally mandated. The misuse of such information includes but is not limited to the purchasing or selling or entering into an agreement to purchase or sell a company’s or issuer’s securities at a time when the Restricted Person is in possession of material nonpublic information relating to the company or issuer. This conduct is known as “insider trading.” Passing material nonpublic information on to others who may purchase or sell securities, known as “tipping,” and misappropriating material nonpublic information and then trading in the securities of the issuer may also be illegal.

These prohibitions apply to Restricted Persons of the Bank in connection with the capital stock of the Bank, the consolidated obligations issued by the Bank and the other FHLBanks (“FHLBank System Consolidated Obligations”), the securities of Bank members and former members, and the securities of other entities whose material nonpublic information becomes known to the Restricted Person directly or indirectly by virtue of their position at the Bank.

Policy Definitions

For purposes of this Policy:

–“Restricted Persons” are the directors, officers, employees, interns, contractors, and other personnel of the Bank.
–“Family members” include (i) immediate family members and (ii) other family members living in the same household.

Exhibit 19.1
–Information is generally considered to be “material” if a reasonable investor would consider the information important when making an investment decision, or if the information would significantly alter the total mix of publicly available information considered by the reasonable investor in making an investment decision.
–Material information is “nonpublic” if the information has not previously been made widely available in a broad, non-exclusionary manner, such as in a broadly disseminated press release or through periodic or current reports filed with or furnished to the Securities and Exchange Commission.

Policy Restrictions: Trading

A. Bank Capital Stock

The Bank’s capital stock may only be issued to or redeemed or repurchased from Bank members (and former members, in certain cases) and therefore is not traded by Restricted Persons or their family members.

Bank management shall establish appropriate procedures designed to ensure that capital stock is not sold to any person or entity or redeemed or repurchased from any person or entity if that person or entity is in possession of material nonpublic information about the Bank, other than normal transactions in the ordinary course of business in connection with core mission activities (as defined in 12 CFR § 1265.3) (“Core Mission Activities”) or otherwise pursuant to the terms of the Bank’s Capital Plan.

B. FHLBank System Consolidated Obligations

A Restricted Person and his or her family members may not buy, sell, or recommend the purchase or sale or enter into any other transactions related to any FHLBank System Consolidated Obligations when the Restricted Person is in possession of material nonpublic information obtained directly or indirectly from the Bank about the FHLBank System.

In addition, regardless of whether a Restricted Person is in possession of material nonpublic information, a Restricted Person and his or her family members may not buy, sell, or recommend the purchase or sale of or enter into any other transactions related to the FHLBank System Consolidated Obligations listed on the Luxembourg Stock Exchange (“Lux Bonds”), except in certain limited circumstances.1 See Attachment A for a list of outstanding Lux Bonds. Any Restricted Person who has any interest in Lux Bonds must consult with the Bank’s Chief Legal Officer or in-house securities counsel prior to entering into any transactions related to such securities.

C.    Bank Member Securities

The Bank’s Conflicts of Interest and Code of Conduct Policies specifically prohibit all employees from holding financial interests in Bank Members and their affiliates, including buying, selling, or otherwise transacting in Bank Member debt or equity securities, except as part of a diversified mutual fund, and further restricts the financial interests of listed employee family members. Pursuant to this Policy, a Bank employee and any other Restricted Person and his or her family members may also not buy, sell, or recommend the purchase or sale of or enter into any other transaction related to the securities of a Bank member or former member at a time when the Restricted Person is in possession of material nonpublic information obtained directly or indirectly from the Bank about the Bank member or former member.

1For example, trading in mutual funds that include Lux Bonds may be exempt from the trading prohibition if the Lux Bonds do not comprise more than 20% of the fund.

Exhibit 19.1
D. Securities of Other Entities

A Restricted Person and his or her family members may not buy, sell, or recommend the purchase or sale of or enter into any other transaction related to the securities of another issuer at a time when the Restricted Person is in possession of material nonpublic information obtained directly or indirectly from the Bank about that issuer.

Consequences

A. Civil and Criminal Sanctions

Engaging in insider trading is against the law. An individual who uses or allows the use of material nonpublic information obtained as a result of his or her relationship with the Bank to engage in any financial transaction or to further a private interest may be subject to prosecution and/or liability under federal and state banking and/or securities laws and other legal and regulatory provisions. Similarly, if the Bank as well as its supervisory persons fails to take appropriate steps to prevent insider trading, the Bank and responsible individuals may be subject to civil and criminal penalties.

B. Sanctions Imposed by the Bank

Violations of this Policy are subject to disciplinary action by the Bank, up to and including termination of employment. If required by law or otherwise appropriate, such violations and suspected violations will be reported to the Federal Housing Finance Agency or other appropriate authorities.

Policy Restrictions: Tipping and Misappropriation of Information

Restricted Persons may not disclose material nonpublic information about the Bank, any Bank member or former member, any other FHLBank, the FHLBank System, the Bank’s counterparties, vendors, or other entities with which the Bank conducts business if such material nonpublic information is obtained by the Restricted Person in his or her capacity as a director, officer, employee, interns, contractors, and other personnel of the Bank or through any other relationship with the Bank to others, including family members, except in accordance with the Bank’s Disclosure Policy. Restricted Persons, including Bank directors, are not permitted to use in connection with their activities at their institution(s) or entities, or to disclose to any individuals at their institution(s) or entities, material nonpublic information about an issuer of securities, which information came to such Restricted Person through his or her relationship with the Bank. If a Restricted Person’s institution(s) or entities, including any director’s institution(s) or entities, comes into possession of material nonpublic information about an issuer of securities, which information came to such institution or entity through the Restricted Person’s relationship with the Bank, such institution or entity is not permitted to (1) engage in any transaction in the securities of such issuer (including, if the information relates to a member institution, the securities of any parent holding company of such member institution), other than normal transactions in the ordinary course of business in connection with Core Mission Activities or otherwise pursuant to the terms of the Bank’s Capital Plan, or (2) except as required by law, disclose such information to anyone, except in accordance with the Bank’s Disclosure Policy.

Policy Restrictions: Event-Specific Restriction Periods

On a daily basis, the Bank sells Bank capital stock, and periodically, repurchases and redeems Bank capital stock. In addition, the Office of Finance may be in the market daily to sell FHLBank System Consolidated Obligations. During these times, an event may occur that is material or presumably material to the Bank. If a Restricted Person is aware of such information, the Bank may preclude such person from participating in or influencing any decision regarding the

Exhibit 19.1
purchase, redemption, or repurchase of Bank capital stock or purchase or sale of FHLBank System Consolidated Obligations until the Bank has publicly disclosed the event.

Other Policy Restrictions and Requirements

A. Previously Nonpublic Information

Restricted Persons aware of material nonpublic information obtained from the Bank related to an issuer of securities may not enter into any transactions related to the securities of that issuer immediately following public disclosure of the information. The public must be afforded sufficient time to receive and act upon the information. Although the amount of time varies with the type and complexity of the information released, it is generally appropriate to wait until the second business day following the public disclosure of the information before engaging in a transaction involving securities of the issuer.

B. Reporting Violations

If any Restricted Person becomes aware of any violation of this Policy, he or she must promptly inform the Bank’s Chief Legal Officer, in-house securities counsel, or Chief Audit Executive, who must undertake an investigation or review as appropriate.

C. Certification

Restricted Persons are required (i) to certify that they understand and will comply with this Policy, and (ii) to certify annually that they have complied with this Policy during the preceding year.

D. Bank Assistance

Restricted Persons may obtain additional information from the Bank’s Chief Legal Officer or in-house securities counsel about the application of this Policy in general or in connection with any specific transaction. The ultimate responsibility for adhering to this Policy, however, rests with each Restricted Person. When in doubt, a Restricted Person should consult with the Bank’s Chief Legal Officer or in-house securities counsel before entering into any transaction. Similarly, each Restricted Person is responsible for complying with all applicable state and federal regulations and laws regarding insider trading, tipping, and misappropriation of material nonpublic information, irrespective of whether specifically covered by this or other Bank policies or whether such Restricted Person has consulted with the Bank’s Chief Legal Officer, inhouse securities counsel or Chief Audit Executive.

Exhibit 19.1

FEDERAL HOME LOAN BANK OF SAN FRANCISCO

Insider Trading Policy Attachment A

FHLB COs Listed on Luxembourg Stock Exchange
as of 10/31/17
Cusip Number	Series Number	Listing Exchange	Original Issue Dat	Maturity Date	Current Face Amount ($
3133XMQ87	1069	Luxembourg	10/19/2007	11/17/2017	$3,250,480,000.00
3130A6SW8	4254	Luxembourg	11/20/2015	11/17/2017	$3,250,480,000.00
3130A7CX1	4333	Luxembourg	2/18/2016	11/17/2017	$3,250,480,000.00
3130A4GJ5	4008	Luxembourg	2/27/2015	11/17/2017	$3,250,480,000.00
3130A8BD4	4436	Luxembourg	5/27/2016	11/17/2017	$3,250,480,000.00
3130A8PK3	4478	Luxembourg	7/8/2016	11/17/2017	$3,250,480,000.00
3130A9AE1	4529	Luxembourg	8/26/2016	11/17/2017	$3,250,480,000.00
3130AAE46	4618	Luxembourg	12/8/2016	11/17/2017	$3,250,480,000.00
3130AAXX1	4689	Luxembourg	3/10/2017	11/17/2017	$3,250,480,000.00
3130ABF92	4736	Luxembourg	5/12/2017	11/17/2017	$3,250,480,000.00
3130A8DB6	4447	Luxembourg	6/3/2016	11/17/2017	$3,250,480,000.00
3130A8Y72	4497	Luxembourg	8/4/2016	11/17/2017	$3,250,480,000.00
3130A9EP2	4548	Luxembourg	9/9/2016	11/17/2017	$3,250,480,000.00
3130AA3R7	4598	Luxembourg	11/17/2016	11/17/2017	$3,250,480,000.00
3130A7CV5	4331	Luxembourg	2/18/2016	11/17/2017	$3,250,480,000.00
3130A8QS5	4481	Luxembourg	7/14/2016	11/17/2017	$3,250,480,000.00
3130AABG2	4609	Luxembourg	11/30/2016	11/17/2017	$3,250,480,000.00
3133XGAY0	677	Luxembourg	7/17/2006	11/17/2017	$3,250,480,000.00